Exhibit 99.2

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into on this 30th day of September, 2012 by and between James Cooley ("Cooley") and Citizens Community Federal ("Citizens").

Recitals

A.     Cooley and Citizens are parties to the Citizens Community Federal Supplemental Executive Retirement Plan dated July 1, 2002 as amended ("SERP") and the Citizens Community Federal Supplemental Executive Retirement Plan Agreement dated August 15, 2002 as amended;

B.     Cooley submitted a claim for benefits under the SERP on or about July 3, 2012;

C.     On September 27, 2012, Citizens issued a denial of Cooley's claim for benefits under the SERP;

D.     Cooley and Citizens have come to this agreement in full satisfaction of Citizens’ obligations and Cooley’s benefits under the SERP;

E.     Cooley and Citizens, in consideration of these Recitals and the Mutual Covenants set forth below, agree as follows:

Mutual Covenants

1.     Settlement Payment.  Citizens shall pay Cooley a one-time lump sum payment of $1,150,000 less all tax withholdings and deductions required by state or federal law or by the SERP and the Citizens Community Federal Supplemental Executive Retirement Plan Agreement dated August 15, 2002 as amended.  All state and federal tax liabilities due by reason of the settlement payment in this paragraph 1, if any, are the responsibility of Cooley.   Such payment shall be made within fifteen (15) days of the execution of this Settlement Agreement.

2.     Cooley Releases Citizens.  Cooley, for himself and his insurers, successors, assigns, employees, attorneys, agents, heirs, administrators and spouse, releases and discharges Citizens, its parent company, subsidiaries, affiliated entities, insurers, predecessors, successors, assigns, officers, directors (in their official and individual capacities), shareholders, employees, attorneys and agents from any and all claims, known or unknown, which Cooley now has or in the future may have through the date of this Settlement Agreement.

Without limitation to the foregoing, Cooley expressly waives and releases all rights he has under the SERP and the Citizens Community Federal Supplemental Executive Retirement Plan Agreement dated August 15, 2002 as amended.  Cooley acknowledges and agrees that the Settlement Payment described above in paragraph 1 is made pursuant to the SERP (out of the amounts accrued thereunder) and in full satisfaction of all obligations of Citizens to Cooley and in full satisfaction of all benefits or payments to which Cooley may be entitled under the SERP.

3.     Citizens Releases Cooley.  Citizens, for itself and its parent company, subsidiaries, affiliated entities, insurers, predecessors, successors, assigns, officers, directors, shareholders, employees, attorneys and agents releases and discharges Cooley, his insurers, successors, assigns, employees, attorneys, agents, heirs, administrators and spouse, from any and all claims, known or unknown, which Citizens now has or in the future may have through the date of this Settlement Agreement.  Notwithstanding the foregoing, nothing in this Settlement Agreement shall constitute or be construed as a waiver or release of Citizens' or its parent company's claims against St. Paul Mercury Insurance Company or any of their other insurers.

4.     Opportunity to Consult with Counsel/Consider Future Claims.  The parties acknowledge that they have had a reasonable opportunity to consult with counsel concerning this Settlement Agreement.  The parties also acknowledge that they have had a reasonable opportunity to consider whether there may be damages, injuries, claims, obligations and liabilities based on conduct, actions or facts which have occurred up through the date of this Settlement Agreement which presently are unknown and intend to release same as set forth in this Settlement Agreement.

5.     No Acknowledgment of Fault.  The parties agree that this settlement is the compromise of disputed claims and agree that nothing in this Settlement Agreement shall be construed as an admission of any fault or liability by any party.

6.     Entire Agreement.  This Settlement Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements between the parties, either written or oral.  The parties are not relying on any statements or promises other than what is said in this Settlement Agreement.

7.     Amendment to Agreement.  This Settlement Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the parties to this Agreement (or their successors).

8.     Execution of Supplemental Documentation and Cooperation.  The parties further agree to cooperate fully and execute any supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Settlement Agreement, including but not limited to all amendments to or a termination of the SERP.

9.     Severability.  Whenever possible, each paragraph of this Settlement Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited or invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the other remaining provisions of the Settlement Agreement.

10.     Attorney's Fees (Enforcement of Agreement).  If any party breaches any of the terms of the Settlement Agreement, the non-breaching party shall be entitled to recover from the breaching party the reasonable, actual costs, expenses and attorney's fees incurred  in connection with enforcement of this Settlement Agreement.

11.     Choice of Law.  All disputes arising under or relating to this Settlement Agreement shall be governed by, and the terms of this Settlement Agreement shall be construed and interpreted in accordance with, the laws of the State of Wisconsin.

12.     Forum for Disputes. Any controversy arising under or relating to this Settlement Agreement shall be determined by the Federal District Court for the Western District of Wisconsin.  The parties consent to the jurisdiction of the Federal District Court for the Western District of Wisconsin.

13.     Construction.  This Settlement Agreement has been drafted with the assistance of counsel for each party and shall not be construed in favor of, or against, any party.

14.     Counterparts.  This Settlement Agreement may be executed in counterparts, and each such duly executed counterpart shall be of the same validity, force and effect as the original.

15.     Facsimile/Electronic Signatures.  Signature pages may be transmitted electronically or by facsimile.  Upon delivery electronically or by facsimile, a signature shall be deemed an original and shall be admissible in evidence.

JAMES COOLEY:
Dated: 9/30/12
/s/ James Cooley

CITIZENS COMMUNITY FEDERAL:

Dated: 9/30/12
By /s/ Edward H. Schaefer
     Its: President